Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 179521

MOODY NATIONAL REIT I, INC.
SUPPLEMENT NO. 4 DATED JULY 14, 2014

TO THE PROSPECTUS DATED APRIL 29, 2014

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2014 relating to our offering of up to $1,000,000,000 in shares of our common stock, as supplemented by Supplement No. 1 dated April 29, 2014, Supplement No. 2 dated May 29, 2014 and Supplement No. 3 dated June 20, 2014. Terms used and not otherwise defined in this Supplement No. 4 have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 4 is to disclose:

  the status of our public offerings;

  our acquisition of a hotel property located in Newark, California;

  the commencement of our public offering in the State of Ohio;

  suitability standards with respect to investors in Ohio;

  an update to the section of our prospectus entitled “Prior Performance Summary—Adverse Business Developments;” and

  an updated form of subscription agreement.

Status of Our Public Offerings

On October 12, 2012, we commenced a follow-on public offering of up to $1,000,000,000 in shares of our common stock. As of June 30, 2014, we had accepted investors’ subscriptions for, and issued, 4,524,348 shares of our common stock in our follow-on offering, including 97,145 shares of our common stock issued pursuant to our distribution reinvestment plan, resulting in aggregate gross offering proceeds of $44,272,027. As of June 30, 2014, we had accepted investors’ subscriptions for, and issued, 5,650,601 shares of our common stock in our initial public offering and follow-on offering, including 126,727 shares of our common stock issued pursuant to our distribution reinvestment plan, resulting in aggregate gross offering proceeds of $55,238,740.

Property Acquisition

As previously disclosed, on February 3, 2014, we entered into an Agreement of Purchase and Sale, or the purchase agreement, relating to the acquisition of a TownePlace Suites by Marriott hotel property located in Newark, California, or the Silicon Valley Hotel, from an unaffiliated third party seller, or the seller. On June 3, 2014, we assigned all of our rights and interests in and to the purchase agreement to Moody National Cedar-Newark Holding, LLC, our wholly-owned subsidiary, or Moody Holding.

On June 24, 2014, through Moody Holding, we acquired fee simple title to the Silicon Valley Hotel from the seller for an aggregate purchase price of $11,400,000, excluding acquisition costs. We financed the purchase price for the Silicon Valley Hotel with (1) proceeds from our ongoing public offering and (2) our assumption of the mortgage loan secured by the Newark Hotel with an original principal amount of $5,250,000, or the property loan, from U.S. Bank National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-LC5, or the lender. See “Financing” below for a discussion of the property loan. In connection with the acquisition of the Silicon Valley Hotel, our advisor earned an acquisition fee of $ $171,000 and a debt financing fee of $50,600.

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Pursuant to the purchase agreement, Moody National TPS Newark MT, LLC, or the Master Tenant, an indirect, wholly owned subsidiary of our operating partnership which leased the Silicon Valley Hotel from the seller, transferred to us all of the interests owned by Master Tenant in the Silicon Valley Hotel, including, without limitation, all personal property, inventory, intangible property not owned by the seller, contracts and leases and concession and occupancy agreements. Master Tenant did not receive any of the purchase price paid to the seller for the Silicon Valley Hotel. In connection with the closing of the acquisition of the Silicon Valley Hotel, Moody National Management, L.P., an entity indirectly owned by Brett C. Moody, assigned its ownership interest in Master Tenant to a wholly owned subsidiary of our operating partnership.

Description of Property

The Silicon Valley Hotel was built in 2000 and features 127 suites with fully-equipped kitchenettes. The Silicon Valley Hotel also includes an exercise room, outdoor pool, BBQ area, and guest laundry facilities. The Silicon Valley Hotel is located on Cedar Boulevard in Newark, approximately one quarter mile north of the intersection of Cedar Boulevard with Stevenson Road, which is a major thoroughfare connecting to Interstate 80. Newark is located on the edge of Silicon Valley, in the San Francisco Bay Area in Northern California. Silicon Valley is home to many of the world’s largest technology corporations, as well as numerous smaller startup companies. Silicon Valley is a leading hub for high-tech innovation and development, with nearly half of all of the venture capital investment in the United States occurring in the Silicon Valley region during the third quarter of 2013, according to PricewaterhouseCoopers.

Management currently has plans to renovate the guest rooms at the Silicon Valley Hotel as required by the franchisor’s brand requirements, which may include adding wireless internet in all guestrooms, adding a new breakfast room, upgrading the exercise room, and replacing carpet, painting walls, replacing TVs. Management believes that the Silicon Valley Hotel is adequately covered by insurance and is suitable for its intended purposes. For federal income tax purposes, we estimate that the depreciable basis in the Silicon Valley Hotel will be approximately $6.68 million. We depreciate buildings based upon an estimated useful life of 39 years using the straight-line method. For 2013, the Silicon Valley Hotel paid real estate taxes of approximately $93,000 at a rate of approximately 2.90%

The Silicon Valley Hotel faces competition from other hotel properties located in the Newark, California market, including Chase Suites Newark, Homewood Suites by Hilton Newark-Fremont, Extended Stay America – Fremont/Newark and Residence Inn Newark Silicon Valley, all of which are hotel properties located within approximately five miles of the Silicon Valley Hotel.

Leasing and Management of the Property

The Master Tenant leases the Silicon Valley Hotel from Moody Holding pursuant to an Amended and Restated Master Lease Agreement between Master Tenant and Moody Holding, or the Hotel Lease. The Hotel Lease provides for a ten-year lease term, subject to one-year extensions in the event that the Franchise Agreement (defined below) is still in effect as of the end of the lease term and in certain other circumstances; provided, however, that Moody Holding may terminate the Hotel Lease upon 45 days prior written notice to the Master Tenant in the event that Moody Holding contracts to sell the Silicon Valley Hotel to a non-affiliated entity, effective upon the consummation of such a sale of the Silicon Valley Hotel. Pursuant to the Hotel Lease, Master Tenant will pay an annual base rent of $1,500,000 per year for the first five years of the term of the Hotel Lease. The annual base rent paid by Master Tenant will be adjusted as set forth in the Hotel Lease beginning in year six of the lease term. In addition, Master Tenant will pay an annual percentage rent, to the extent that such percentage rent is greater than the base rent due for such period, in an amount equal to (1) a fixed percentage of the Silicon Valley Hotel’s gross revenues for the previous year (as set forth in the Hotel Lease), minus (2) the amount of the annual base rent paid for the previous year. The annual percentage rent will be adjusted as set forth in the Hotel Lease beginning in year six of the lease term.

The Master Tenant is party to a Relicensing Franchise Agreement, or the Franchise Agreement, with MIF, L.L.C., or Marriott, pursuant to which Marriott has granted Master Tenant a limited, non-exclusive license to establish and operate a hotel under the name “TownePlace Suites by Marriott.” The Franchise Agreement has a term expiring on March 31, 2015, subject to extension to March 31, 2030 upon the Master Tenant’s satisfaction of certain property improvement requirements and the payment of an additional application fee to Marriott. Pursuant to the Franchise Agreement, the Master Tenant pays Marriott a monthly franchise fee equal to 5.0% of the Silicon Valley Hotel’s gross room sales (as defined in the Franchise Agreement) and a monthly marketing fund charge equal to 1.5% of the Silicon Valley Hotel’s gross room sales.

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Moody National Hospitality Management, LLC, an affiliate of the Company, or the Property Manager, manages the Silicon Valley Hotel pursuant to a Hotel Management Agreement between Property Manager and Master Tenant, or the Management Agreement. Pursuant to the Management Agreement, the Master Tenant will pay the Property Manager a monthly base management fee in an amount equal to 3.0% of the Silicon Valley Hotel’s gross operating revenues (as defined in the Management Agreement) for the previous month. Each month during the term of the Management Agreement and for one month following the termination of the Management Agreement, the Property Manager will receive a $2,500 fee for providing centralized accounting services, which accounting services fee will be subject to annual increases based upon increases in the consumer price index. In addition, the Property Manager is eligible to receive additional fees for technical, procurement or other services provided by the Property Manager at the request of the Master Tenant. The Management Agreement has an initial ten-year term (commencing in January 2014), and thereafter will automatically renew for four consecutive five-year terms unless Property Manager or Master Tenant provides written notice of termination at least 180 days prior to the end of the then-current term. Master Tenant may terminate the Management Agreement upon (1) a material breach, default, or noncompliance by Property Manager under the Management Agreement, (2) the operation of the Silicon Valley Hotel by the Property Manager in such a manner as to cause Marriott to require the removal of the Property Manager as the operator of the Silicon Valley Hotel or to give notice to the Master Tenant of its intent to terminate the Franchise Agreement, or (3) the Property Manager’s bankruptcy, dissolution, insolvency or liquidation or general assignment for the benefit of creditors, subject to cure provisions as described in the Management Agreement. In the event that Master Tenant terminates the Management Agreement for any reason other than Property Manager’s default or bankruptcy, the Master Tenant will pay the Property Manager a termination fee equal to the base management fee estimated to be earned by Property Manager for the remaining term of the Management Agreement, as adjusted for inflation and other factors. Notwithstanding the foregoing, so long as the Property Loan remains outstanding, the Master Tenant may terminate the Management Agreement at any time upon 30 days prior notice with or without cause, and no termination fee will be paid in connection with such termination.

Financing

In connection with the acquisition of the Silicon Valley Hotel, Moody Holding assumed all of the obligations of the seller under the property loan pursuant to an assumption agreement.

The entire unpaid principal balance of the property loan and all accrued and unpaid interest thereon and all other amounts due under the loan agreement and the related loan documents are due and payable in full on July 6, 2022. Interest on the outstanding principal balance of the property loan accrues at a per annum rate equal to 5.50%. In the event that, and so long as, any event of default has occurred and is continuing under the property loan, the outstanding principal balance of the property loan and any unpaid interest thereon will bear interest at a per annum rate equal to the lesser of (1) the highest interest rate permitted by applicable law and (2) 10.50%. In addition, in the event that any principal, interest or any other amount due under the property loan is not paid when due, Moody Holding will pay upon demand by the lender a late charge in an amount equal to the lesser of (1) 5.0% of the amount of the overdue payment and (2) the maximum amount payable pursuant to applicable law. Moody Holding may, upon at least 30 days prior written notice to the lender, prepay the outstanding principle balance, plus all accrued interest and other amounts due, in full (but not in part) without payment of any penalty or premium on any business day following the date that is three months prior to the maturity date. Any other voluntary prepayment of the property loan will be subject to a prepayment penalty calculated in accordance with the loan agreement. As of July 1, the principal balance outstanding under the property loan was $5,060,493.

The performance of the obligations of Moody Holding under the property loan are secured by, among other things, (1) a security interest in the Silicon Valley Hotel and other collateral granted to lender pursuant to a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Deed of Trust, (2) an Assignment of Leases And Rents in favor of the lender, and (3) an assignment of all of Moody Holding’s right, title and interest in and to the Management Agreement and the subordination of all of Property Manager’s right to receive management fees and other rights and interests with respect to the Silicon Valley Hotel to the liens and interests of the lender pursuant to a Subordination of Property Management Agreement.

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We have agreed to irrevocably and unconditionally guarantee the payment to the lender and its successors and assigns of, and to indemnify the lender from and against, any and all liabilities, losses, damages, costs and expenses, claims and judgments, of any kind, which may be imposed upon or incurred by the lender as a result of, among other events: (1) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity (defined below), the Deed of Trust or any other loan document concerning environmental laws or hazardous materials, (2) material physical waste of the Silicon Valley Hotel, (3) the commission of a criminal act by Moody Holdings, Master Tenant or Brett C. Moody, (4) any action by Moody Holdings, Master Tenant or Mr. Moody that constitutes intentional material misrepresentation or gross negligence, (5) the breach of certain representations and provisions of the loan agreement and other loan documents, and (6) the amendment or modification of the Hotel Lease or the termination of the Management Agreement by Master Tenant, Mr. Moody or the Property Manager without Lender’s prior written consent. In addition, we have agreed that Moody Holding’s obligations with respect to the property loan will become fully recourse to us as guarantor in the event that, among other things, (1) the first monthly payment due under the property loan is not paid in full when due, (2) Moody Holdings, Master Tenant, us or Mr. Moody or any of our affiliates engages in any action constituting fraud or willful misconduct in connection with the Silicon Valley Hotel or the property loan, (3) the termination, cancellation, or surrender of the Master Lease without lender’s prior written consent, (4) Moody Holdings or Master Tenant fails to obtain the lender’s prior consent to any voluntary lien encumbering the Silicon Valley Hotel or any portion thereof or interest therein, except to the extent expressly permitted by the terms of the property loan, or (5) Moody Holdings or Master Tenant files a voluntary petition under any federal, state or local bankruptcy or insolvency law, consents to or joins any involuntary petition filed by any other person under any other federal, state, local bankruptcy or insolvency law, or makes an assignment for the benefit of creditors.

Pursuant to an Environmental Indemnity Agreement, or the Environmental Indemnity, we and Moody Holdings, or the Indemnitors, have agreed to jointly and severally indemnify and hold harmless the lender and its officers, directors, employees and agents, from and against any losses, damages, costs, claims, suits or other liabilities of any nature that the lender may suffer or incur as a result of, among other things, (1) any presence of any hazardous substances at the Silicon Valley Hotel or release of hazardous substances from the Silicon Valley Hotel, (2) any activity by the Indemnitors or their respective affiliates or any tenant or occupant of the Silicon Valley Hotel in connection with any treatment, storage, release, removal, handling, transfer or transportation to or from the Silicon Valley Hotel of any hazardous substances, (3) any non-compliance or violations of any environmental laws or permits in connection with the Silicon Valley Hotel or its operations, and (4) any breach by the Indemntitors of any representation, warranty, covenant or other obligation relating to environmental laws or hazardous substances under the Environmental Indemnity or any other loan document.

Commencement of Public Offering in Ohio

As of June 11, 2014, we had satisfied the $50 million minimum offering requirement for the State of Ohio through the sale of shares in our public offerings. As a result, our public offering of shares of common stock is now available to residents of Ohio.

Suitability Standards With Respect To Investors in Ohio

The following information supplements and should be read in conjunction with the discussion contained in the “Suitability Standards” section of our prospectus.

Ohio—It shall be unsuitable for an Ohio investor’s aggregate investment in shares of our company, affiliates of our company, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

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Update to “Prior Performance Summary—Adverse Business Developments”

The recent market downturn has adversely impacted, and could continue to adversely impact, certain prior real estate programs of our sponsor’s affiliates, resulting in a decrease or deferral of distributions with respect to such programs. Moody National Management, L.P. continues to seek approval to amend its master lease agreements for certain prior real estate programs to provide for either a deferral or a waiver of a portion of lease payments to program investors, and may continue to seek further amendments in the future depending upon the then-current economic conditions. Certain prior real estate programs have also requested additional cash infusions from investors to fund outstanding debt service payments. Further such requests may be necessary in the future depending upon the then-current economic conditions. These adverse developments have resulted in a reduction in payments to investors for certain prior real estate programs.

Moody National Management, L.P. has commenced negotiations with lenders to restructure loan terms with respect to certain prior real estate programs in default under existing franchise or loan agreements and may continue to do so in the future. With respect to some of these loans, the lender is pursuing various alternatives simultaneously, including initiation of foreclosure and legal proceedings and loan modifications, and the borrowers are actively working toward loan modifications. However, there is no assurance that final loan modifications will be achieved, and with respect to one of these prior real estate programs, it appears likely that the lender will consummate foreclosure proceedings.

With respect to two tenant-in-common programs sponsored by Moody National Realty, the initial lender sold the loans, and the purchaser of the loans initiated foreclosure proceedings resulting in the filing for protection from these proceedings in the United States Bankruptcy Court by an affiliate of Moody National Realty owning an original equity investment in one property of approximately $10,000 and approximately $10,039 in the other property. These affiliates received court approval of a confirmation plan under which an agreement was reached with the lender and the loans were reinstated. With respect to one of these properties, the 28 tenant-in-common owners of the Residence Inn Midtown Atlanta, which originally acquired the project with a $7.475 million equity investment, recently allowed the lender to foreclose on the hotel which secured the loan.

An affiliate of Moody National Realty and tenant-in-common owners in eight tenant-in-common programs collectively initiated legal proceedings against a lender. Currently, seven of these tenant-in-common programs have been restructured into a limited liability company owned by the former tenant-in-common owners and a lender affiliate, and the legal proceedings have been dismissed with respect to such programs. The lender and borrowers on one of the tenant-in-common programs entered into a settlement and reinstatement of the loan, and the legal proceedings have been dismissed with respect to such program.

The 19 tenant-in-common owners of the Westchase Technology Center property, which originally acquired the property with a $4 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on an office building which secured the loan. The 28 tenant-in-common owners of a two-hotel project (consisting of the Springhill Suites Altamonte and the Holiday Inn Express Orlando) which originally acquired the project with a $10.2 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 14 tenant-in-common owners of a two-hotel project (consisting of the TownePlace Suite Miami Airport and TownePlace Suites Miami Lakes) which originally acquired the project with a $5.9 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 16 tenant-in-common owners of the TownePlace Suites Mount Laurel, which originally acquired the property with a $5.6 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the hotel which secured the loan. Additionally, the 35 tenant-in-common owners of the Courtyard Columbus Airport, which originally acquired the property with a $11.1 million equity investment, entered into a deed in lieu of foreclosure agreement with the lender. Further, the lender for the Residence Inn Memphis filed foreclosure proceedings and one unaffiliated tenant-in-common owner of the Residence Inn Memphis filed for bankruptcy protection, which resulted in a court-ordered auction sale of the property and a loss of the original $6.93 million equity investment for the 17 tenant-in-common owners. In addition, the 31 tenant-in-common owners of the Northbelt II Office Building, which originally acquired the property with a $9.3 million equity investment, allowed the lender to acquire the property in an uncontested foreclosure.

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Revised Form of Subscription Agreement

A revised form of our Subscription Agreement is attached as Appendix A to this prospectus supplement and supersedes and replaces the form of Subscription Agreement included as Appendix A to our prospectus.

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APPENDIX A

APPENDIX B:
FORM OF SUBSCRIPTION AGREEMENT
CURRENTLY NOT AVAILABLE TO RESIDENTS OF PENNSYLVANIA
SUBSCRIPTION AGREEMENT INSTRUCTIONS
FOR PROSPECTUS DATED APRIL 29, 2014

Please refer to the following instructions in completing the attached Signature Page. Failure to follow these instructions may result in the rejection of your subscription.

Individuals desiring to purchases shares of common stock (the “Shares”) in Moody National REIT I, Inc., a Maryland corporation (the “Company”), must sign and deliver a copy of the attached subscription agreement signature page (“Signature Page”) along with the acknowledgement of receipt of the prospectus in Section 5 of this Subscription Agreement. If this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the prospectus of the Company, dated April 29, 2014 (the “Prospectus”). Subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. Upon completion of this transaction, investors will receive a confirmation of purchase, subject to acceptance by the Company, within 30 days from the date the subscription is received.

In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the final Prospectus. Residents of the States of Maine, Massachusetts, Minnesota, Missouri, Nebraska and Ohio who first received the Prospectus only at the time of subscription may receive a refund of the subscription amount upon request to the Company within five business days of the date of subscription.

1. INVESTMENT. A minimum investment of $2,500 is required. A check for the full purchase price of the shares subscribed for should be made payable to “Moody National REIT I, Inc.” Shares may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Suitability Standards.” Please indicate the state in which the sale was made in Section 1 of this Subscription Agreement. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Investment” box. The “Additional Investment” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial and additional investment.

2. FORM OF OWNERSHIP. Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

3. CUSTODIAL OWNERSHIP ACCOUNTS. If applicable, please provide the information requested for Custodial Accounts in this Section. Please enter the exact name in which the Shares are to be held and the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

4. REGISTRATION INFORMATION AND ADDRESS. Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 11, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

5. INVESTOR ACKNOWLEDGMENT. Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf.

6. SUITABILITY ACKNOWLEDGEMENT. Please complete this Section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition. The investor agrees to notify the Company and the broker-dealer named on the subscription agreement Signature Page in writing if at any time such investor fails to meet the minimum income and net worth standards or is unable to make any other representations and warranties as set forth in the Prospectus or subscription agreement.

7. DISTRIBUTION REINVESTMENT PLAN. By electing the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 4 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

8. FINANCIAL ADVISOR. This Section is to be completed by the Registered Investment Advisor (RIA), or the registered representative AND the broker-dealer.

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9. PAYMENT INSTRUCTIONS. Please indicate the method of payment for your subscription in this Section.

10. SUBSCRIBER SIGNATURES. The subscription agreement Signature Page must be signed by an authorized representative. The subscription agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer. Only original, completed copies of subscription agreements may be accepted. Photocopied or otherwise duplicated subscription agreements cannot be accepted by the Company.

MAILING INSTRUCTIONS.

The completed subscription agreement, including the executed subscription agreement signature page and payment (if sent by mail), should be sent to:

Via Mail	Via Overnight Delivery

Moody National REIT I, Inc.	Moody National REIT I, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (888) 457-2358.

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SUBSCRIPTION AGREEMENT	Moody National REIT I, Inc.
P.O. Box 219280
Kansas City, MO 64121-9280
Telephone: (888) 457-2358
Website: www.moodynationalreit.com
1 - INVESTMENT - See payment instructions in Section 9 below.

Minimum investment is $2,500.  Total Dollar Amount Invested:                    Total Number of Shares Purchased:

State of Sale (if different from State of Residence):

This is an ☐ initial investment; or ☐ additional investment. Payment will be made ☐ check enclosed; or ☐ funds wired.

☐	NET OF COMMISSION PURCHASE: Check this box if you are purchasing Shares from a registered investment advisor (RIA), or if you are an investment participant in a wrap account or fee in lieu of commissions account approved by the broker-dealer, RIA, or a bank acting as a trustee or fiduciary, or similar entity.
2 - FORM OF OWNERSHIP

☐ Individual                         ☐ Joint Tenants with Rights of Survivorship         ☐      Tenants in Common

☐	Corporation — Authorized signature required. Include copies of corporate resolutions designating executive officer as the person authorized to sign on behalf of corporation and authorizing the investment.
☐	Partnership — Authorized signature required. Include copy of partnership agreement.

Identify whether general or limited partnership:

☐	Estate — Personal representative signature required. Include a copy of the court appointment dated within 90 days.

Name of Executor:

☐	Trust — Trustee signature required in Section 11 below. Include a copy of the title and signature pages of the trust.

Name of Trust:

Name of Trustee(s):

Name of Beneficiary(s):

☐	Qualified Pension Plan or Profit Sharing Plan (Non-Custodian) — Trustee signature required in Section 11 below. Include a copy of the title and signature pages of the plan.

Name of Trustee(s):

☐ Other Non-Custodial Ownership Account (Specify):

3 - CUSTODIAL OWNERSHIP ACCOUNTS

Moody National REIT Sponsor, LLC does not provide custodial services; therefore, if this is a custodial account, a custodian must be indicated below. For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds pursuant to the payment instructions in Section 9 below

☐	Traditional IRA — Custodian signature required in Section 11 below.	☐	Roth IRA — Custodian signature required in Section 11 below.
☐	KEOGH Plan — Custodian signature required in Section 11 below.	☐	Simplified Employee Pension/Trust (SEP)
☐	Pension or Profit-Sharing Plan — Custodian signature required in Section 11 below.	☐	Uniform Gift to Minors Act — Custodian signature required in Section 11 below.
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State of:                                                              Custodian for:

☐ Other (Specify):

Required for all custodial ownership accounts:

Name of Custodian:	Trustee:	Other Administrator:

Mailing Address:

City:	State:	Zip Code:

Custodian Telephone Number:

Custodian Social Security Number/Tax Identification Number:

Custodian Account Number:

4 - REGISTRATION INFORMATION AND ADDRESS - Please complete the following applicable information:
Name of Investor/Trustee in which Shares are to be Registered (Please print clearly):

Name of Joint Investor/Joint Trustee in which Shares are to be Registered (if applicable):
Name of Trust in which Shares are to be Registered (if applicable):

Taxpayer Identification Number (Trust & Custodial Accounts must provide TIN and SSN):

Social Security Number(s) Investor/Trustee:		Joint Investor/Trustee:

Physical Address of Investor:

City:	State:		Zip Code:

Mailing Address of Investor: (if different from above):

City:	State:		Zip Code:

Daytime Telephone Number:		Evening Telephone Number:

E-Mail Address:

Citizenship Status of Investor	☐ U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien

Citizenship Status of Joint Investor	☐ U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien

Investor Driver’s License No./State of Issue:			Date of Birth (MM/DD/YYYY):

Joint Investor Driver’s License No./State of Issue:			Date of Birth (MM/DD/YYYY):

CURRENTLY NOT AVAILABLE TO RESIDENTS OF PENNSYLVANIA

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5 - INVESTOR ACKNOWLEDGEMENT

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:

			Investor		Co-Investor
(a)	I (we) received a final Prospectus for the Company relating to the Shares, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.	Initials		Initials

(b)	I (we) accept and agree to be bound by the terms and conditions of the Company’s charter.	Initials		Initials

(c)	I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	Initials		Initials

(d)	I (we) acknowledge that the assignability and transferability of the Shares is restricted and will be governed by the Company’s charter and bylaws and all applicable laws as described in the Prospectus;	Initials		Initials

(e)	I (we) acknowledge that there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.	Initials		Initials
6 - SUITABILITY ACKNOWLEDGEMENT

Please separately initial the following (as applicable):
			Investor		Co-Investor
•	I certify that I have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”	Initials		Initials

•	I certify that I have a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”	Initials		Initials

•	If I am an Alabama investor, I have a liquid net worth of at least 10 times my investment in the Company and other similar programs and I otherwise meet the Company’s suitability standards.	Initials		Initials

•	If I am a California investor, my aggregate investment in this offering may not exceed 10% of my liquid net worth.	Initials		Initials

•	If I am a Kansas resident, I understand that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest in the aggregate more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.	Initials		Initials

•	If I am a Kentucky investor, my aggregate investment in this offering may not exceed 10% of my liquid net worth.	Initials		Initials
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•	If I am a Maine investor, I understand that The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials	Initials

•	If I am an Iowa, Michigan or Tennessee investor, my maximum investment in the Company and affiliated programs cannot exceed 10% of my net worth.	Initials	Initials

•	If I am a New Jersey investor, my total investment in this offering and any similar program may not exceed 10% of my liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials	Initials

•	If I am a New Mexico investor, my aggregate investment in this offering and affiliated programs may not exceed 10% of my liquid net worth.	Initials	Initials
•	If I am a Ohio investor, my aggregate investment in shares of the Company, affiliates of the Company, and in other non-traded real estate investment trusts will not exceed ten percent (10%) of my liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials	Initials

CURRENTLY NOT AVAILABLE TO RESIDENTS OF PENNSYLVANIA

7 - DISTRIBUTION REINVESTMENT PLAN

Non-Custodial Ownership

☐	I prefer to participate in the Distribution Reinvestment Plan (DRIP).

In the event that the DRIP is not offered for a distribution, your distribution will be sent by check to the address in Section 3 above.

☐	I prefer that my distribution be paid by check to the address in Section 4 above.
☐	I prefer that my distribution be deposited directly into the account listed as follows:
Name of Financial Institution:

Street Address:

City:	State:	Zip Code:
Name(s) on Account:
Bank Routing Number:	Account Number:
☐	Checking (Please provide voided check)	☐	Savings (Please provide voided check)

Brokerage Account Number (if applicable):

Custodial Ownership

☐	I prefer to participate in the Distribution Reinvestment Plan (DRIP). In the event that the DRIP is not offered for a distribution, your distribution will be sent to your Custodian for deposit into your Custodial account cited in Section 3 above.
☐	I prefer that my distribution be sent to my Custodian for deposit into my Custodial account identified in Section 3 above.
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8 – FINANCIAL ADVISOR - To be completed by the RIA, or Registered Representative and the Broker-Dealer.

The Financial Advisor and, in the case of a Broker-Dealer (“BD”), an authorized registered principal of the Firm must sign below to complete the order. The Financial Advisor and/or the BD hereby warrant that each is duly licensed and may lawfully conduct business in the state designated as the subscriber’s legal residence or the state in which the sale was made, if different.

Name of Broker-Dealer or Registered Investment Advisory Firm:

Firm Home Office Street Address:

City:	State:	Zip Code:
Telephone Number:	Fax Number:
Name of Financial Advisor:
Financial Advisor Branch Code:	Financial Advisor Rep Number:
Financial Advisor Street Address:
City:	State:	Zip Code:
Telephone Number:	Fax Number:
Financial Advisor Authorized E-Mail Address:
Shares Sold NAV:	Purchase Volume Discount:

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Financial Advisor and, to the extent applicable, Registered Representative and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

Signature of Financial Advisor*:	Date:
Signature of Authorized Principal at the Firm*:	Date:

*SIGNATURES OF THE REGISTERED REPRESENTATIVE AND AN AUTHORIZED FIRM PRINCIPAL ARE REQUIRED FOR PROCESSING.

E-Mail:
9 - PAYMENT INSTRUCTIONS

Payment Method:

☐	By Mail — Checks should be made payable to “Moody National REIT I, Inc.” You should consult with your registered representative if you are unsure how to make your check payable. Forward the subscription agreement to the address set forth in the instructions to this Subscription Agreement.
☐	By Wire Transfer — If paying by wire transfer, please request that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account. Wire transfers should be made to the Company. Wiring Instructions are as follows:
Account name: DST as Agent for Moody National REIT I, Inc
Bank: UMB Bank, N.A.
Address: 1010 Grand Ave., Kansas City, MO 64106
ABA#: 1010-0069-5
DDA#: 987-173-7799
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10 - SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required). Each investor signing below, under penalties of perjury, certifies that:

(1)	The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
(3)	I am a U.S. person (including a non-resident alien).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Moody National REIT I, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Moody National REIT I, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Signature of Individual Owner:	Date:
Print or Type Name:
Signature of Joint Account Owner:	Date:
Print or Type Name:
Signature of Custodian Trustee, Officer, General Partner or other Authorized Person:
Print or Type Name:	Date:
Signature of Additional Person: (if required)	Date:
Print or Type Name:
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